Exhibit 99.1

RCI 4Q21 Club and Restaurant Sales of $54.4M, +91.6% vs. 4Q20 and +23.5% vs. 4Q19

HOUSTON—October 12, 2021—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants for the fiscal 2021 fourth quarter and year ended Sept. 30, 2021.

Eric Langan, President and CEO of RCI Hospitality Holdings, Inc., said, “We had a great fourth quarter and year. Our Florida clubs did particularly well, with record fourth quarter and full year combined sales, up 51% and 38% compared to 4Q19 and FY19, respectively. Bombshells also had a record year with sales of $56.6 million in FY21, up 83.7% compared to FY19.

“The current first quarter should benefit from our typical seasonal sales increase from the fourth quarter. 1Q22 should also benefit from closing on our pending acquisitions of 12 clubs in 7 states and the opening of our 11th Bombshells, which will be in the Dallas suburb of Arlington. We expect to report full 4Q21 and FY21 financial results by December 14th.”

RCI Fourth Quarter
			Total Sales		Same-Store Sales
	4Q21 Sales		vs. 2020	vs. 2019	vs. 2020	vs. 2019
Combined	$54.4	M	+91.6%	+23.5%	+2.1%	+16.2%
Nightclubs	$40.0	M	+211.0%	+12.6%	+31.5%	+12.8%
Bombshells	$14.4	M	-7.3%	+68.8%	-14.6%	+30.0%

RCI Full Year
			Total Sales		Same-Store Sales
	FY21 Sales		vs. 2020	vs. 2019	vs. 2020	vs. 2019
Combined	$192.4	M	+47.7%	+8.2%	+1.5%	+12.9%
Nightclubs	$135.8	M	+56.0%	-7.6%	-2.1%	+6.0%
Bombshells	$56.6	M	+31.0%	+83.7%	+7.7%	+40.2%

Notes:

●	Sales do not include non-core operations and are preliminary and subject to final closing.
●	Bombshells 4Q21 sales faced a tough comparison to the year ago quarter, when sales benefitted from a strong sports schedule and the chain was one of the few venues of its type open in its markets.
●	The COVID pandemic first impacted sales in RCI’s 2Q20 when all locations were required to close mid-March 2020. Locations slowly began to reopen May 2020 in RCI’s 3Q20.
●	All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/

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Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2020, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media and Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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